889 WEST PENDER STREET
                                  VANCOUVER, BC
                                 LEASE AGREEMENT
                                     BETWEEN
                      S & B OCTAGON PROPERTIES CANADA LTD.
                                  ("LANDLORD")
                                       AND
                       QUOTESCANADA FINANCIAL NETWORK INC.
                                   ("TENANT")

COLLIERS  MACAULAY  NICOLLS  INC.
("Agent")

15th  Floor,  200  Granville  Street
Vancouver,  BC  V6C  2R6

                                TABLE OF CONTENTS

SECTION     PAGE

ARTICLE  1  -  DEMISE  AND  TERM     3

     1.1  Demise  and  Term     3
     1.2  Delay  in  Occupancy     3
     1.3  Early  Possession     3

ARTICLE  2  -  RENTAL     3
     2.1  Rental     3
     2.2  Tenant's  Portion     4
     2.3  Payment  of  Rental     4
     2.4  Reporting  of  Costs     4
     2.5  Rental  For  Irregular  Periods     5
     2.6  Waiver  of  Offset     5
     2.7  Rent  Per  Square  Foot     5
     2.8  Deposit  Paid  By  Tenant     5

ARTICLE  3  -  COMPLETION  AND  ACCEPTANCE  OF  LEASED  PREMISES     5
     3.1  Completion  of  Improvements     5
     3.2  Acceptance  of  Leased  Premises     5

ARTICLE  4  -  LANDLORD'S  COVENANTS     5
     4.1     5

ARTICLE  5  -  CONDUCT  OF  BUSINESS     6
     5.1     6

ARTICLE  6  -  REPAIRS     7
     6.1     7
     6.2  Landlord's  Repairs     8
     6.3  Damage  or  Destruction     8

ARTICLE  7  -  ASSIGNMENT  AND  SUBLETTING     9
     7.1     9

ARTICLE  8  -  INSURANCE     9
     8.1     10
     8.2  Landlord  to  Insure     11

ARTICLE  9  -  TENANT  ALTERATIONS     11
     9.1  Painting  and  Decorating     11
     9.2  Landlord's  Property     11
     9.3  Prohibitions     11
     9.4  No  Liens     11

ARTICLE  10  -  PUBLIC  UTILITIES  AND  TAXES     11
     10.1  Public  Utilities  Business  Tax  and  Machinery  Tax     12
     10.2  Payment  of  Taxes     12
     10.3  Allocation  of  Taxes     12

ARTICLE  11  -  EXCLUSION  OF  LIABILITY  AND  INDEMNITY     12
     11.1     12
     11.2  Indemnification     13

ARTICLE  12  -  LANDLORD'S  RIGHTS  AND  REMEDIES     13
     12.1  Default     13
     12.2  Bankruptcy     13
     12.3  Payment  of  Landlord's  Expenses     13
     12.4  Landlord's  Right  to  Relet     13
     12.5  Right  of  Landlord  to  Perform  Tenant's  Covenants     14
     12.6  Interest  on  Arrears     14
     12.7  Right  of  Landlord  to  Seize     14
     12.8  Non-Waiver     15
     12.9  Remedies  Cumulative     15

ARTICLE  13  -  MORTGAGES  AND  ASSIGNMENT  BY  LANDLORD     15
     13.1  Sale  or  Financing  of  Building     15
     13.2  Subordination     15
     13.3  Certificate     15
     13.4  Registration     15
     13.5  Assignment  By  Landlord     15

ARTICLE  14  -  OVERHOLDING  TENANT     16
     14.1  No  Tacit  Renewal     15

ARTICLE  15  -  LEGAL  RELATIONSHIP     15
     15.1  No  Partnership     16
     15.2  Several  Tenants     16
     15.3  Successors,  Etc.     16

ARTICLE  16  -  NOTICE     16
     16.1  Notice     16

ARTICLE  17  -  GENERAL  CONDITIONS     16
     17.1  Garbage,  Debris,  Refuse     16
     17.2  Compliance  With  Laws     16
     17.3  Nuisance     17
     17.4  Rules  and  Regulations     17
     17.5  Delivery  of  Possession     17
     17.6  Service  Interruptions     17

SECTION     PAGE

ARTICLE  18  -  MISCELLANEOUS  PROVISIONS     17
     18.1  No  Offer     17
     18.2  Management  of  Building     17
     18.3  Showing  Leased  Premises     17
     18.4  Option  to  Renew     18
     18.5  Tenant  Information  Guideline     18
     18.6  Time  of  Essence     18
     18.7  Captions     18
     18.8  Governing  Law     18
     18.9  Stratification     18
     18.10  Entire  Agreement     18
     18.11  Area  Certification     18
     18.12  Improvements     18
     18.13  Landlord's  Work     18
     18.14  Leasehold  Improvements     19

ARTICLE  19  -  DEFINITIONS     19
     19.1     19

ARTICLE  20  -  GUARANTEE     21

ARTICLE  21  -  ADDITIONAL  CLAUSES
     21.1  Early  Termination     21
     21.2  Early  Access     21
     21.3  Surrender  of  Lease  for  Suite  701     21

SCHEDULE  "A"  -  PLAN  OF  PREMISES     1
SCHEDULE  "B"  -  DESCRIPTION  OF  LEASED  PREMISES     1
SCHEDULE  "C"  -  RULES  AND  REGULATIONS     1
SCHEDULE  "D"  -  TENANT  INFORMATION  GUIDELINE     1

     I.  GENERAL     1
     II.  Base  Building  Construction     2
     III.  Tenant  Drawing  Requirements     3
     IV.  The  Tenant  Contractor(s)  Requirements     4
     V.  Building  Services  Fee     6
     VI.  Landlord's  Base  Building  and  Finishes     7
     VII.  Tenant  Construction  Standards     11
     VIII.  Interior  Design  Guide     12

THIS  AGREEMENT  dated  the  9th  day  of  November,  1999.

BETWEEN: S & B OCTAGON PROPERTIES CANADA LTD., a body corporate, duly incorporated under the laws of the Province of British Columbia, having its registered and records offices at Suite 308, 650 West 41st Avenue, in the City of Vancouver, in the Province of British Columbia, V5Z 2M9
(hereinafter  called  the  'Landlord")          OF  THE  FIRST  PART

AND:     QUOTESCANADA FINANCIAL NETWORK INC., DOING BUSINESS AS EARTHRAMP.COM, a
business having an office at #701 - 889 West Pender Street, in the City of Vancouver, in the Province of British Columbia, V6B 1N2
(hereinafter  called  the  "Tenant")          OF  THE  SECOND  PART

                           ARTICLE 1 - DEMISE AND TERM

1.1     DEMISE  AND  TERM

In consideration of the rents, covenants and agreements contained in this Lease which rents, covenants and agreements are to be paid, observed and performed by the Tenant, the Landlord does hereby demise and lease unto the Tenant the Leased Premises, as described on Schedule "B" attached hereto, TO HAVE AND TO HOLD for and during the Term of three (3) years commencing the 1st day of April, 2000 (the "Commencement Date"), and terminating the 31st day of March, 2003 unless sooner terminated as hereinafter provided. The terms and conditions of the Offer to lease dated the 10th day of December, 1999 between the Landlord and Tenant shall not merge but shall form a part of this Lease, provided always that in the event of a conflict between this Lease and the Offer to Lease, the latter shall prevail.

1.2     DELAY  IN  OCCUPANCY

The Landlord shall not be liable for any loss, injury, damage or inconvenience which the Tenant may sustain by reason of the failure of the Landlord to deliver the Leased Premises ready for occupancy on the Commencement Date.

1.3     EARLY  POSSESSION

The Tenant may, if it desires, but only with the Landlord's prior written approval, begin to use and occupy the Leased Premises or portions thereof for office purposes as such premises become ready for occupancy prior to the Commencement Date, and the Tenant shall pay an occupation rent to the Landlord for such use and occupancy. Such occupation rent shall be calculated on the basis of the Annual Rental and all other charges payable by the Tenant under this Lease, and shall be proportionate to the area of the Leased Premises occupied. Possession shall be subject to the terms and conditions of this Lease, except to the extent that such terms and conditions are inconsistent with this clause.

                               ARTICLE 2 - RENTAL

2.1     RENTAL

The Tenant covenants and agrees to pay to the landlord, or as the Landlord may in writing direct, in lawful money of Canada, on the days and at the times hereinafter specified, rental and the applicable Federal Goods and Services Tax (the "GST") thereon which shall be the aggregate of the sums specified in clauses (a) through (c) below:

(a)     Annual  Rent

A rental per annum during each year of the Term beginning from April 1, 2000 payable in equal monthly installments on the first day of each month in advance, all as set out in the table below:

       Year of Term     Per Sq.Ft.     Annual Rent     Monthly Installment
       ------------     ----------     -----------     -------------------
                   1-3     $11.00     $20,900.00     $1,741.66

(b)     Additional  Rental

TOGETHER WITH, in each year of the Term the Tenant's portion of the Building Operating Cost and Municipal Tax Cost.

TOGETHER WITH the Tenant's proportionate share of Office Operating Costs and any applicable Federal GST thereon.

TOGETHER WITH, in each year of the Term, the Tenant's proportionate share of any Office Municipal Tax cost. Should the City of Vancouver render assessments directly to the Tenant, any payment shall be made by the Tenant to the City accordingly.

2.2     TENANT'S  PORTION

The Tenant's portion of the Costs described in Article 2.1(b) shall be the sum which is equal to the aggregate of the said costs multiplied by the fraction, the numerator of which is the Area of the Leased Premises and the denominator of which is the Gross office Leasable Area.

2.3     PAYMENT  OF  RENTAL

The items of rental provided for in this Article 2 shall be paid by the Tenant as follows:

(a)     Annual  Rent

The first monthly installment of Annual Rent shall be paid by the Tenant on or before the Commencement Date. Where the Commencement Date is the first day of a calendar month such installment shall be in respect of such month. Where the Commencement Date is not the first day of a calendar month, rental for the period from the Commencement Date to the first day of the next ensuing calendar month shall be pro rated on a per them basis and paid on the first day of such month and the installment of Annual Rent paid upon the Commencement Date shall be in respect of the Annual Rent for the first full calendar month of the Term; thereafter in either case subsequent monthly installments shall be paid in advance on the first day of each ensuing calendar month during the Term.

(b)     Additional  Rental  Payments
The amount of Additional Rental which the Tenant is to pay shall be estimated by the Landlord for such period as the Landlord may determine from time to time. The Tenant agrees to pay to the Landlord such amount in monthly installments in advance during each such period on the dates and at the times for payment of Annual Rent provided for in this Lease; and an adjustment made, if necessary in accordance with Article 2.4.

2.4     REPORTING  OF  COSTS

Within ninety (90) days after the end of each Lease Year, the Landlord shall furnish to the Tenant a Statement of the actual Building Operating Cost and Municipal Tax Cost during such Lease Year and the Tenant's portion there of determined pursuant to this Article showing in reasonable detail the information relevant and necessary to the exact calculation of these amounts. If the amount payable by the Tenant as shown on such Statement is greater or less than the aggregate of amounts paid on account of Additional Rental by the Tenant to the Landlord for such lease Year pursuant to Article 2.3(b) the proper adjustment shall be made within fourteen (14) days after delivery of the Statement. Any payment made by the Landlord or made by the Tenant and accepted by the Landlord in respect of any adjustment made hereunder, shall be without prejudice to the right of the Landlord to claim a readjustment provided such claim is made within twelve (12) months from the date of delivery of the Statement referred to in this paragraph. If for any reason beyond the Landlord's control the landlord is unable to deliver the Statement hereinbefore referred to within the said period of ninety (90) days, the landlord shall take all reasonable steps as may be necessary to deliver such Statement as soon thereafter as is reasonably possible and the failure to provide such Statement within the said period shall not entitle the Tenant to withhold any sum payable to the Landlord hereunder, or to claim damages from the Landlord.

2.5     RENTAL  FOR  IRREGULAR  PERIODS

All rental reserved herein, including, without limiting the generality of the foregoing the Additional Rental shall be deemed to accrue from day to day, and if for any reason it shall become necessary to calculate rental for irregular periods of less than one (1) year an appropriate pro-rata adjustment shall be made on a per them basis in order to compute rental for such irregular period.

2.6     WAIVER  OF  OFFSET

The Tenant hereby waives and renounces any and all existing and future claims, offsets and compensation against any rental or other amounts due hereunder and agrees to pay such rental and other amounts regardless of any claim, offset or compensation which may be asserted by the Tenant or on its behalf.

2.7     RENT  PER  SQUARE  FOOT

The Annual Rent as set out in sub-clause 2.1(a) is calculated by multiplying the Rent per Square Foot by the estimated number of square feet in the Leased Premises determined from the plan attached as Schedule "A". After construction, the Area of the Leased Premises shall be certified pursuant to clause 18.11 and the Annual Rent calculated accordingly, the amounts of Annual Rent and Monthly Installment shown in sub-clause 2.1(a) shall be deemed to have been amended accordingly, and an adjusting payment shall be made by the Landlord or the Tenant as the case may be.

2.8     DEPOSIT  PAID  BY  TENANT

The Tenant agrees that the Landlord, upon execution of this Lease, may retain the sum of One Thousand Five Hundred Eighty-Three and 15/100 Dollars ($1,583.15) remaining from the Tenant's deposit on Suite 701, to be applied as a portion of the last months gross rents under this Lease.

                           ARTICLE 3 - COMPLETION AND

                          ACCEPTANCE OF LEASED PREMISES

3.1     COMPLETION  OF  IMPROVEMENTS

If applicable, the Landlord and Tenant each agree to complete in a diligent and timely manner the improvements to the Leased Premises for which each is responsible pursuant to the Offer to Lease made between them and dated December 10, 1999.

3.2     ACCEPTANCE  OF  LEASED  PREMISES

The opening by the Tenant of its business in the Building shall constitute an acknowledgment by the Tenant that the Leased Premises are in the condition called for by this Lease and the Landlord has performed all of the Landlord's work with respect thereto.

                        ARTICLE 4 - LANDLORD'S COVENANTS

4.1

The  Landlord  covenants  with  the  Tenant:

(a)     Quiet  Enjoyment

That if the Tenant pays the rent hereby reserved and performs the covenants herein on its part contained, it shall and may peaceably possess and enjoy the Leased Premises for the Term hereby granted without any interruption or disturbance from the Landlord or any other person or persons lawfully claiming by, from or under the Landlord.

(b)     Interior  Climate  Control

To provide to the Leased Premises during normal business hours by means of a system for heating and cooling filtering and circulating air, processed air in such quantities, at such temperatures as shall maintain in the Leased Premises conditions of reasonable temperature and comfort in accordance with good standards of interior climate control generally pertaining at the date of this Lease applicable to normal occupancy of premises for office purposes, but the Landlord shall have no responsibility for any inadequacy of performance of the said system if this Leased Premises departs from the design criteria for such system. If the use of the Leased Premises does not accord with the said design criteria and changes in the system are feasible and desirable to accommodate such use, the Landlord may, and at the written request of the Tenant shall, make such changes and the entire expense of such changes will be reimbursed by the Tenant to the Landlord.

(c)     Elevators

Subject to the supervision of the Landlord and except when repairs are being made thereto, to furnish for use by the Tenant and its employees and invitees in common with other persons entitled thereto passenger elevator service to the Leased Premises. The Landlord shall also furnish for the use of the Tenant in common with others entitled thereto at reasonable intervals and at such hours as the Landlord may select, elevator service to the Leased Premises for the carriage of furniture, equipment, deliveries and supplies provided that if an elevator operator is provided by the Landlord for this purpose, the Tenant shall pay a reasonable rate for the use of the elevator.

(d)     Entrances,  Lobbies

To permit the Tenant and its employees and invitees to have the use in common with others entitled thereto of the common entrances, lobbies, stairways, elevators and corridors of the Building giving access to the Leased Premises (subject to the Rules and Regulations referred to in clause 17.4 and such other reasonable limitations as the Landlord may from time to time impose).

(e)     Washrooms

To permit the Tenant and its employees and invitees, in common with others entitled thereto to use the washrooms available to the Leased Premises of each floor of the Building upon which any part of the Leased Premises is located.

(f)     Janitor  Service

To cause when reasonably necessary from time to time the floors and windows of the Leased Premises to be swept and cleaned and the desks, tables and other furniture of the Tenant to be dusted all in keeping with a first-class office building but the Landlord shall not be responsible for any act or omission or commission on the part of the person or persons employed to perform such work; such work shall be done at the Landlord's direction without interference by the Tenant, its servants or employees.

(g)     Maintenance  of  Common  Area

To cause the elevators, common entrances, lobbies, stairways, corridors, washrooms and other parts of the Building from time to time provided for common use and enjoyment to be swept, cleaned or otherwise maintained substantially in keeping with a first-class office building.

                         ARTICLE 5 - CONDUCT OF BUSINESS

5.1

The  Tenant  covenants  with  the  Landlord  that:

(a)     Use  of  Leased  Premises

The Tenant will not use or occupy the Leased Premises or any part thereof for any purpose other than the operation of an office for the conduct of the Tenant's business. The Tenant shall not, at any time suffer, permit or allow any person to occupy the Leased Premises as a residence and this Lease shall be a lease for commercial purposes only.

(b)     Signs  and  Directory

The Tenant will not erect or place, or suffer to be erected or placed, or maintain any signs of any nature or kind whatsoever on the exterior walls of the Building, on or visible from the exterior through the windows of the Leased Premises, without first obtaining the Landlord's written approval and consent in each instance. The Landlord shall establish a directory in the main lobby of the Building and the Tenant may place its name in such directory at its expense in a design, standard lettering, size and location acceptable to the Landlord. The Landlord may specify standard lettering for signs on or outside the Leased Premises.

(c)     Control  of  Common  Area

The Landlord will, at all times, have the right of control over the parts of the Building provided for common use and enjoyment. Such control applies to signs on the interior of and visible from the exterior of the Leased Premises, as well as use made of entrances and lobbies, and the Landlord shall have the right to close the Building to the public outside normal business hours.

(d)     Floor  Loading

The Tenant will not place a load on a floor which exceeds the load its floor was designed to carry having regard to the loading of adjacent areas. The Landlord reserves the right to prescribe the location of safes and heavy installations so as to properly distribute the weight thereof.

(e)     Lighting

For the better appearance of the Building, if the Landlord so requests the Tenant shall maintain in an operating mode all of the lighting in those portions of the Leased Premises within fifteen (15) feet of the exterior of the Building during such hours as the Landlord may designate for the Tenant and other tenants similarly situated in the Building.

                               ARTICLE 6 - REPAIRS

6.1

The  Tenant  covenants  with  the  Landlord  that:

(a)     Tenant's  Repairs

The Tenant shall at all times during the Term at its own cost and expense, repair, maintain and keep the Leased Premises, all equipment, fixtures and mechanical, electrical and plumbing systems within the Leased Premises or elsewhere if such equipment, fixtures or system are provided exclusively for the use or benefit of the Leased Premises and any improvements now or hereafter made to the Leased Premises in good order and repair, as a careful owner would do, reasonable wear and tear, and repairs for which the Landlord is responsible for under Article 6.2 and damage by Insured Hazards only excepted, and the Tenant covenants to perform such maintenance to effect such repairs and replacements and to decorate at its own cost and expense as and when necessary or reasonably required to do by the Landlord. The Tenant will not deposit any material in the plumbing system and will maintain it free of obstruction to the trunk servicing all office space.

(b)     Plate  Glass

That the Tenant shall promptly repair and make whole with materials of at least equivalent quality all damaged glass, plate glass, doors and windows in the Leased Premises.

(c)     Landlord's  Examinations  of  Leased  Premises

The Landlord and any employee, servant or agent of the Landlord shall be entitled, at any reasonable time during normal business hours and during any emergency, from time to time, enter and examine the state of maintenance, repair, decoration and order of the Leased Premises, all equipment and fixtures within the Leased Premises and any improvements now or hereafter made to the Leased Premises and the Landlord may give notice to the Tenant requiring that the Tenant perform such maintenance or effect such repairs replacements or decorations as may be found necessary from such examination.

(d)     Repair  at  End  of  Term

At the determination of this Lease (unless the Term is terminated by the Landlord pursuant to Article 6.3(b), the Tenant will deliver to the Landlord vacant possession of the Leased Premises in condition in which the Tenant is required to maintain the Leased Premises.

(e)     Landlord's  Right  to  Enter  for  Repair

The servants, agents and representatives of the Landlord shall have the right to enter the Leased Premises at all times during business hours to make alterations or repairs as they shall deem necessary for the safety or preservation or proper administration or improvement of the Leased Premises, the Building or any premises adjoining the Leased Premises.

6.2     LANDLORD'S  REPAIRS

The Landlord covenants with the Tenant to repair, normal wear and tear only excepted, the roof, foundations, sub-floors and outer walls of the Building and the mechanical and electrical works included within the Building for use in common by the tenants. The costs of all such work other than structural repairs shall be part of Building Operating Costs.

6.3     DAMAGE  OR  DESTRUCTION

(a)     Partial

In the event of damage to or destruction of the Building so that the Leased premises are wholly or partially unfit for the business of the Tenant for any period in excess of ten (10) days, the Leased shall not be rescinded or terminated but the Annual Rental provided to be paid hereunder or a proportionate part thereof shall be abated until the Building shall have been rebuilt or the Leased Premises made fit for the business of the Tenant, whichever is earlier. Such abatement shall be proportional to the area of the Leased Premises reasonably decided by the Landlord to be unfit for the purposes permitted hereunder for the Tenant.

(b)     Total

In the event of destruction of the Building or damage to fifty percent (50%) or more of the floor area of the Building, whether or not the Leased Premises are damaged, the Lease may be terminated, at the option of the Landlord, by the Landlord giving to the Tenant, within ninety (90) days after the occurrence of such damage to or destruction of the Building notice in writing of the termination of the Lease and thereupon rental and all other payments for which the Tenant is liable under the Lease shall be apportioned and paid to the date of termination (subject to any abatement under 6.3(a)) and the Tenant shall upon receipt of such notice make the payment required and deliver up possession of the Leased Premises to the Landlord as soon as reasonably possible but in any event within forty-five (45) days; provided, however, that such termination shall not affect the obligations of the Tenant, or any guarantor of the obligations of the Tenant, to the Landlord arising from obligations of the Tenant existing prior to the date such notice of termination is given.

(c) The Building, for the purposes of this Article 6.3 shall be deemed not to include the improvements installed in the Leased Premises by the Tenant. The certificate of the Landlord certifying that damage or destruction has occurred to the extent set out in Article 6.3 shall be binding and conclusive on the Tenant.

(d)     Expropriation

In the event that at any time prior to or during the Term of the Lease the Leased Premises are acquired or expropriated by any lawful expropriating authority or authorities, then, in any of such events, at the option of the Landlord, this Lease shall cease and terminate as of the date of title vesting in such proceeding and the Tenant shall have no claim against the Landlord for the value of any unexpired Term of this Lease or for damages or for any unexpired portion of the Term of this Lease or for damages or for any reason whatsoever. In the event that not all of the Leased Premises are taken, this Lease shall continue in full force and effect. Both the Landlord and the Tenant agree to cooperate one with the other in respect of any expropriation of all or any part of the Leased Premises or the Building, so that each may receive the maximum award in the case of any expropriation to which they are respectively entitled in law. In the event and to the extent that any portion or portions of the Building other than the Leased Premises shall be expropriated, then the full proceeds accruing therefrom or awarded as a result thereof, shall enure to the benefit of, and belong to the Landlord.

                      ARTICLE 7 - ASSIGNMENT AND SUBLETTING

7.1

The  Tenant  covenants  with  the  Landlord  that:

(a)     Not  to  Assign

The rights of the Tenant under this Lease shall not be transferred, assigned or sold and the Tenant shall not sublet the whole or any part of the Leased Premises nor grant any concession or license within or with respect to the Leased Premises to any party without in any case the prior written consent of the Landlord. The Landlord may require as a condition of its consent that the party to who rights are to be granted enter into a covenant with, and in form satisfactory to, the Landlord, to perform, observe, keep and fulfill each of the obligations of the Tenant hereunder. Notwithstanding any such consent being given by the Landlord and such transfer, assignment, sale, subletting or grant being effected, the original Tenant hereunder shall remain bound to the Landlord for the fulfillment of all of its obligations hereunder. No consent by the Landlord hereunder shall be construed to mean that the Landlord has consented or will consent to any further transfer, assignment, sale, subletting or grant, and the acceptance of rent from or the performance of any obligation hereunder by a person other than the Tenant shall not be construed, in the absence of an express consent of the Landlord, as an admission by the Landlord of any right, title or interest of such person as a transferee, assignee, subtenant or otherwise in the place of or from the Tenant. If the Landlord shall not exercise its first right of refusal set out below consent hereunder shall not unreasonably be withheld;

(b)     Change  in  Control  of  Tenant

If the Tenant Is a private corporation and if by the sale or other disposition of its shares or securities the control of the beneficial ownership of such corporation is changed at any time after the execution of this Lease or during the Term, such change shall be deemed to be an assignment of the Lease within the meaning of this Article. If such control or beneficial ownership Is changed without the prior written consent of the Landlord, the Landlord may, at its option, cancel the Lease and the Term hereby granted upon the giving of sixty
(60) days notice to the Tenant of its intention to cancel and this Lease and the Term shall thereupon be cancelled;

(c)     First  Right  of  Refusal

If the Tenant requests the Landlord's consent to an assignment of this Lease or to a subleasing of the whole or any part of the Leased Premises, the Tenant shall submit to the Landlord the name of the proposed assignee or subtenant, the most recent financial statement of the proposed assignee or subtenant, the terms and conditions of such assignment or subletting, and any further information as to the nature of its business and its financial responsibility and standing as the Landlord may reasonably require and shall offer to assign or sublease to the Landlord on the same terms. Upon the receipt of such request and all of such information from the Tenant, the Landlord shall have the right, exercisable in writing within fifteen (15) days after such receipt, to accept such assignment or sublease if the request is to assign this Lease or to sublet all of the Leased Premises or, if the request is to sublet a portion of the Leased Premises only, to accept such assignment or sublease with respect to such portion, in each case as of the date set forth in the Landlord's notice of exercise of such right, which shall be neither less than sixty (60) days nor more than one hundred twenty (120) days following the service of such notice; and

(d)     Surrender

If the Landlord shall exercise the right set forth in the previous paragraph, the Tenant shall surrender possession of the entire Leased Premises or the portion which is the subject of the right, as the case may be, on the date set forth in such notice in accordance with the provisions of this Lease relating to surrender of the Leased Premises at the expiration of the Term. If this Lease shall be assigned or sublet as to a portion of the leased Premises only, the Annual Rent and Additional Rent shall be abated proportionately.

                              ARTICLE 8 - INSURANCE

8.1

The  Tenant  covenants  with  the  Landlord  that:

(a)     Tenant  to  Insure

The Tenant shall take out and keep in force from the time the Tenant begins improvements to the Leased Premises or the Commencement Date, whichever first occurs, and thereafter till the end of the Term:

(i) fire insurance with extended coverage endorsements and vandalism and malicious damages endorsements, including water leakage, plus such additional coverage as the Tenant may deem necessary; to cover the furniture, fixtures, equipment, machinery, improvements and all other contents of the Leased Premises, for amounts sufficient to replace these items; and

(ii) comprehensive general liability insurance in an amount not less than $1,000,000.00 per occurrence inclusive limits;
and  if  the  Landlord  shall  require  the  same  from  time to time then also:

(iii) Tenant's fire legal liability insurance in an amount not less than the actual cash value of the Leased Premises; and

(iv) insurance or a maintenance contract upon all plate glass in or which forms a boundary of the Leased Premises in an amount sufficient to replace all such glass;

all in amounts which may be higher than the minimum amounts set out above, with insurers and with policies satisfactory to the Landlord from time to time. Each such policy shall include the Landlord as a named insured. The cost or premium for each and every such policy shall be paid by the Tenant. The Tenant shall obtain from the insurers under such policies undertakings to notify the Landlord in writing at least thirty (30) days prior to any cancellation thereof. The Tenant agrees that if the Tenant fails to take out or keep in force such insurance the Landlord will have the right to do so and to pay the premium therefor and in such event the Tenant shall repay to the Landlord the amount paid as premium, which repayment shall be deemed to be Additional Rental payable on the first day of the next month following the said payment by the Landlord. The Tenant agrees to provide the Landlord with certificates of such insurance policies as described herein and each renewal and replacement thereof and each endorsement thereto.

PROVIDED THAT the Landlord shall not require the same from time to time, if such insurance coverage under an insurance policy for the Building and such cost of insurance is included in Building Operating Costs.

(b)     Not  to  Affect  Landlord's  Insurance

The Tenant will not upon the Leased Premises do or permit to be done, or omit to do anything which shall cause or have the effect of causing the rate of insurance upon the Building or any part thereof to be increased above the rate for the least hazardous use or occupancy legally permitted in the Leased Premises and if the rate is so increased the Tenant shall pay to the Landlord as Additional Rental the amount by which the insurance premiums shall be so increased. The Tenant will not store or permit to be stored upon or in the Leased Premises anything of a dangerous, inflammable or explosive nature nor anything which would have the effect of increasing the Landlord's insurance costs or of leading to the cancellation of such insurance. It is agreed that if any insurance policy upon the Leased Premises shall be cancelled by the insurer by reason of the use or occupation of the Leased Premises or any part thereof by the Tenant or by any assignee, subtenant, concessionaire or licensee of the Tenant, or by anyone permitted by the Tenant to be upon the Leased Premises, and the Tenant shall not immediately correct such condition and cause the insurance to be restored then the Landlord may at its option terminate this Lease by notice in writing of such termination and thereupon rental and any other payments for which the Tenant is liable under this Lease shall be apportioned and paid in full to the date of such notice of termination of the Lease and the Tenant shall immediately deliver up vacant possession of the Leased Premises to the Landlord. The Landlord may at any time and at the expense of the Tenant enter upon the Leased Premises and rectify the situation causing such cancellation or rate increase whether notice of termination of this Lease has given or not. The Tenant shall abide by the requirements of the Landlord's insurance companies having policies governing the Building which are communicated to the Tenant.

8.2     LANDLORD  TO  INSURE

The Landlord covenants and agrees with the Tenant that throughout the Term of this Lease and any renewal, it will carry fire insurance with normal extended coverage endorsements in respect of the Building and improvements (other than tenants' improvements) forming part of the insurance, or such broader coverage as the Landlord may from time to time deem necessary to carry for amounts, with insurers and with policies which the Landlord in its discretion deems appropriate or adequate.

                         ARTICLE 9 - TENANT ALTERATIONS

9.1     PAINTING  AND  DECORATING

The Tenant may at any time and from time to time at its expense, paint and decorate the interior of the Leased Premises, install trade fixtures and equipment, and make such changes, alterations, additions and improvements in and to the Leased Premises, all as will in the judgment of the Tenant better the Leased Premises for the purposes for which the same are permitted to be used hereunder; provided, however, that no changes, alterations, additions or improvements to the structure, any perimeter wall, the heating, ventilating, air-conditioning, plumbing, electrical or mechanical equipment or the concrete floor or the roof shall be made without the prior written consent of the Landlord, and without the use of contractors or other qualified workmen to be approved by the Landlord. All changes, alterations, additions and improvements, whether structural or otherwise, shall comply with all applicable statutes, regulations or by-laws of any municipal, provincial or other governmental authority. The Tenant shall pay to the Landlord the Landlord's reasonable engineering fees in reviewing such plans and the amount of the increase for any action by the Tenant pursuant to this paragraph; and the Tenant covenants that such insurance shall not thereby be made liable to avoidance or cancellation by the insurer by reason of such changes, alterations, additions or improvements.

9.2     LANDLORD'S  PROPERTY

The Tenant agrees that at the expiration or earlier termination of this Lease all changes, alterations, additions and improvements made to or installed upon or in the Leased premises whether made pursuant to this Article or otherwise and which in any manner are attached in, to, on or under the floors, walls or ceilings other than unattached movable trade fixtures shall remain upon and be surrendered to the Landlord with the Leased Premises as a part thereof, without disturbance, molestation or injury and shall be and become the absolute property of the Landlord without any payment or indemnity by the Landlord or any third party to the Tenant, unless the Landlord shall by notice in writing require the Tenant to remove any change, alteration, addition or improvement, in which event the Tenant covenants and agrees to remove such item and shall make good any damage or injury caused to the Leased Premises or the Building resulting from such installation or removal, reasonable wear and tear only excepted.

9.3     PROHIBITIONS

The Tenant shall not make any repairs, opening or additions to any part of the exterior of the Leased Premises, nor place any attachments, decorations, signs or displays in or upon any area outside the Lease Premises

9.4     NO  LIENS

The Tenant covenants with the Landlord that it will not permit, do, or cause anything to be done to the Leased Premises during the period of construction or at any other time which would allow any lien, lis pendens, judgment or certificate of any court or any mortgage, charge or encumbrances of any nature whatsoever to be imposed or to remain upon the Leased Premises or the Building. In the event of the registration of any lien or other encumbrance by a contractor or subcontractor of the Tenant, the Tenant shall at its own expense immediately cause the same to be discharged and if the Tenant shall not immediately discharge the lien the Landlord may pay such lien and collect the amount so paid as rent.

                     ARTICLE 10 - PUBLIC UTILITIES AND TAXES

10.1     PUBLIC  UTILITIES  BUSINESS  TAX  AND  MACHINERY  TAX

The Tenant covenants with the Landlord that the Tenant shall pay promptly for its telephone, for all business taxes, license fees, and all other charges, taxes, license fees and rates levied or assessed on or in respect of or in relation to the business carried on by and/or the assets of the Tenant within the Leased Premises (or elsewhere in the Building) by the Tenant including Municipal Taxes on improvements made by the Tenant to the Leased Premises whether such taxes, licenses, charges or rates are charged to the Landlord or to the Tenant.

The Tenant shall pay throughout the Term promptly to the Landlord when demanded:

(a) the cost of electrical light and power supplied to the Leased Premises monthly based on the electric light and power requirements of the Tenant on a pro rata basis as determined from time to time during the Term and billed by the Landlord;

(b) the cost of cleaning, maintaining and servicing in all respects all electric lighting fixtures in the Leased Premises including the cost of replacement of electric light bulbs, tubes, starters and ballasts used to replace those installed at the commencement of the said Term. Such cleaning, maintaining, servicing and replacement shall be within the exclusive right of the Landlord.

10.2     PAYMENT  OF  TAXES

The Landlord covenants with the Tenant to pay all Municipal Taxes except hose covenanted to be paid by the Tenant hereunder or by other tenants of the Building.

10.3     ALLOCATION  OF  TAXES

If a separate allocation of Municipal Taxes is not issued by the relevant taxing authority with respect to any Tenant improvements to the Leased Premises, the Landlord or the Tenant may from time to time apply to the taxing authority for a determination of the portion of Municipal Taxes attributable to such Tenant improvement, which determination shall be conclusive for the purposes of this Article. In the event that no such determination may be obtained from the taxing authority, the Landlord shall establish the portion of the Municipal Taxes attributable to such Tenant improvement using the then current established principles of assessment used by the taxing authority, or such other method which is fair, reasonable and equitable as determined by the Landlord.

                ARTICLE 11 - EXCLUSION OF LIABILITY AND INDEMNITY

11.1

It is agreed between the Landlord and Tenant that notwithstanding any negligence on the part of the Landlord or any person for whom the Landlord is responsible:

(a)     Tenant's  Property

Excepting gross negligence, the Landlord, its agents, servants and employees shall not be liable for damage or injury to any property of the Tenant of the Building, even if such property is entrusted to the care or control of the Landlord or any person for whom the Landlord is responsible.

(b)     Personal  or  Consequential  Injury

Excepting gross negligence, the Landlord, its agents, servants and employees shall not be liable nor responsible in any way for any personal or consequential injury of any nature whatsoever, including death, that may be suffered or sustained by the Tenant or any other person arising out of or in connection with the Leased Premises or the operations of the Tenant of the Building, or for any loss of or damage or injury to any property belonging to the Tenant or any other person while such property is on the Leased Premises. In particular (but without limiting the generality of the foregoing) the Landlord shall not be liable for any damage or damages of any nature whatsoever to any such person or property caused by the failure to supply adequate drainage or to remove snow or ice, or by the interruption of any public utility or service or by steam, water, rain or snow which may leak into, issue, or flow from any part of the Building, but the Landlord after notice thereof shall use all reasonable diligence to remedy such condition, failure or interruption of service when not directly or indirectly attributable to the Tenant, when it is within its power and obligation so to do. The Tenant shall not be entitled to any abatement of rental in respect of any such condition, failure or interruption of service.

11.2     INDEMNIFICATION

The Tenant covenants with the Landlord to indemnify and save harmless the Landlord against and from any and all claims, demands, causes of action, actions, proceedings, losses, damages, expenses, costs and legal fees on a solicitor and client basis which may arise out of or be in any way connected with any errors or omissions, negligent conduct or willful misconduct of the Tenant and any of its agents and servants.

                   ARTICLE 12 - LANDLORD'S RIGHTS AND REMEDIES

12.1     DEFAULT

If  and  whenever:

(a) the rent hereby reserved or any part thereof shall not be paid on the day appointed for payment thereof, whether lawfully demanded or not;

(b) any of the covenants, agreements, provisos, conditions or rules and regulations on the part of the Tenant to be kept, observed or performed are not so kept, observed and performed;

(c)     the  Leased  Premises  shall be vacated or remain closed for business or
unoccupied  for  fifteen  (15)     days or more while capable of being occupied,
without  the  written  consent  of  the  Landlord;

(d) the Leased Premises shall be used by any person other than the Tenant, the Tenant's permitted assigns or permitted sublessee, or for any other purpose than that for which the Leased Premises were let;

(e) a receiver of the Tenant's goods and chattels or leasehold interest hereunder shall be appointed;

then and in every such case, it shall be lawful for the Landlord at any time thereafter with or without process of law and by forcible entry if necessary, to levy distress against the goods and chattels of the Tenant, and to enter into and upon the Leased Premises or any part thereof in the name of the whole and to terminate this Lease, anything in this Lease contained to the contrary notwithstanding, provided that the Landlord shall give three (3) working days notice of default in writing to the Tenant.

12.2     BANKRUPTCY

If the Term or any of the goods and chattels of the Tenant shall be at any time seized in execution or attachment by any creditor of the Tenant; or if a receiver of the Tenant's leasehold interest hereunder is appointed; or if the Tenant shall make any assignment for the benefit of creditors or any bulk sale or become bankrupt or insolvent, or take the benefit of any Act now or hereafter in force for bankrupt or insolvent debtors; or, if the Tenant is a corporation and any order shall be made for the winding-up of the Tenant, or other termination of the corporate existence of the Tenant; then in any such case this Lease shall, at the option of the Landlord, cease and determine and the Term shall immediately become forfeited and void and the then current month's rent and the next ensuing three (3) months Annual Rent and the Landlord's reasonable estimate of three (3) months Additional Rent shall immediately become due and be paid and the Landlord may immediately claim the same together with any arrears then unpaid and any other amount owing to the Landlord by the Tenant, and the Landlord may without notice or any form of legal process forthwith re-enter upon and take possession of the Leased Premises and remove the Tenant's effects therefrom, any statute or law to the contrary notwithstanding.

12.3     PAYMENT  OF  LANDLORD'S  EXPENSES

If at any time the Landlord brings an action for recovery of possession of the Leased Premises, for the recovery of rental or any other amount due under the provisions of this Lease, or because of a breach by act or omission of any other covenant herein contained on the part of the Tenant, and the Landlord succeeds, the Tenant shall pay to the Landlord all expenses incurred therefor, including without limitation, solicitor and client costs in connection therewith.

12.4     LANDLORD'S  RIGHT  TO  RELET

If the Landlord becomes entitled to re-enter the Leased Premises the Landlord shall have the right, if it thinks fit, to enter the same, as the agent of the Tenant either by force or otherwise without being liable for any prosecution therefor, and to relet the Leased Premises or any part or parts thereof as the agent and at the risk of the Tenant and to receive the rent therefor. Such rent shall be allocated first to the Landlord's costs of so entering and reletting, then to interest on sums due by the Tenant to the Landlord hereunder and unpaid, and then to the payment of such unpaid sums. The balance of such rent, if any, may be held by the Landlord as security for the fulfillment of the Tenant's obligations hereunder.

12.5     RIGHT  OF  LANDLORD  TO  PERFORM  TENANT'S  COVENANTS

It is hereby expressly understood and agreed that if at any time and so often as the same shall happen, the Tenant shall make default in the observance or performance of any of the Tenant's covenants herein contained, then the Landlord may, but shall not be obligated so to do, without waiving or releasing the Tenant from its obligations under the terms of this Lease, itself observe and perform the covenant or covenants in respect of which the Tenant has made default, and in that connection may pay such monies as may be required or as the Landlord may reasonably deem expedient, and the Landlord may thereupon charge all monies so paid out and expended by it to the Tenant together with interest thereon from the date upon which the Landlord shall have paid out the same at a rate equal to three percent (3%) per annum above the prevailing prime rate being charged by the Landlord's principal bank at the time the Landlord shall have paid out the same, and the Tenant covenants to repay any such monies paid out by the Landlord as aforesaid, together with interest thereon forthwith on demand as additional rent, and the Tenant hereby covenants and agrees with the Landlord that the Landlord shall have the same rights and remedies and may take the same steps for the recovery of monies so paid out by the Landlord, together with interest as aforesaid as the Landlord could have or might have taken for recovery of rent In arrears.

12.6     INTEREST  ON  ARREARS

The Tenant shall pay to the Landlord interest at a rate equal to three percent (3%) per annum above the prevailing prime rate being charged by the Landlord's principal bank on all payments of rent and other sums required to be paid to the Landlord under the provisions of this Lease from the date such money becomes payable hereunder until the Landlord is fully paid therefor.

12.7     RIGHT  OF  LANDLORD  TO  SEIZE

The Tenant waives and renounces the benefit of any present or future law taking away or limiting the Landlord's rights against the property of the Tenant and notwithstanding any such law, the Landlord may seize and sell all the Tenant's goods and property, whether within the Leased Premises or not and apply the proceeds of such sale upon rental and all other amounts outstanding hereunder and upon the costs of the seizure and sale in the same manner as might have been done if such law had not been passed. The Tenant further agrees that if it leaves the Leased Premises leaving any rental or other amounts provided to be paid under this Lease unpaid, the Landlord, in addition to any remedy otherwise provided by law, may seize and sell the goods and chattels of the Tenant at any place to which the Tenant or any other person may have removed them, in the same manner as if such goods and chattels had remained upon the Leased Premises.

12.8     NON-WAIVER

No condoning, excusing or overlooking by the Landlord of any default, breach or non-observance by the Tenant at any time or times in respect of any covenant, proviso, condition or rule and regulation herein contained shall operate as a waiver of the Landlord's rights hereunder in respect of any continuing or subsequent default, breach or non-observance, or so as to defeat or affect in any way the rights of the Landlord herein in respect of any such continuing or subsequent default or breach, and no waiver shall be inferred from or implied by anything done or omitted by the Landlord save only express waiver in writing.

The acceptance by the Landlord of a part payment of any sum required to be paid hereunder shall not constitute a waiver or release of its right to payment in full of such sum.

12.9     REMEDIES  CUMULATIVE

All rights and remedies of the Landlord in this Lease contained, or conferred by statute or common law, shall be cumulative and not alternative.

                ARTICLE 13 - MORTGAGES AND ASSIGNMENT BY LANDLORD

13.1     SALE  OR  FINANCING  OF  BUILDING

The rights of the Landlord under this Lease may be mortgaged, charged, transferred or assigned to a purchaser or to a mortgagee, or trustee for bondholders and in the event of a sale or of default by the Landlord under any mortgage, trust deed or trust indenture and the purchaser, mortgagee or trustee, as the case may be, duly entering into possession of the Building or the Leased Premises, the Tenant agrees to attorn to and become the Tenant of such purchaser, mortgagee or trustee under the terms of this Lease.

13.2     SUBORDINATION

This Lease is subject and subordinate to all mortgages, trust deeds or trust indentures granted by the Landlord which may not or at any time hereafter affect in whole or in part the Leased Premises or the Building and whether or not any such mortgage, trust deed or trust indenture shall affect only the Leased Premises of the Building or shall be a blanket mortgage, trust deed or trust indenture affecting other premises as well. This Lease shall also be subject and subordinate to all renewals, modifications, consolidations, replacements and extensions of each such mortgage, trust deed or trust indenture. In confirmation of such subordination and agreement to attorn, the Tenant shall execute promptly upon request by the Landlord any certificate, instruments of postponement or attornment or other instruments which may from time to time be requested to give effect thereto; provided that the person in favour of which such postponement or attornment has been made shall recognize this Lease and the rights of the Tenant hereunder so long as the Tenant shall not be in default of its obligations in this Lease.

13.3     CERTIFICATE

Within ten (10) days after request therefor by the Landlord, the Tenant covenants and agrees with the Landlord to deliver in written from, a certificate to any proposed mortgagee (including a trustee under a trust deed) or purchaser, or to the Landlord, certifying as to the then status of this Lease, including as to whether it is in full force and effect, is modified or unmodified, confirming the rental payable and the state of accounts between the Landlord and Tenant, the existence or non-existence of defaults, and any other matters pertaining to this Lease as to which the Landlord shall request a certificate.

13.4     REGISTRATION

The Tenant covenants and agrees with the Landlord not to register this Lease or any offer to lease.

13.5     ASSIGNMENT  13Y  LANDLORD

In the event of the sale or lease by the Landlord of the Building or a portion thereof containing the Leased Premises or the assignment by the Landlord of this Lease or any interest of the Landlord hereunder, and to the extent that such purchaser, lessee under such lease or assignee has assumed the covenants and obligations of the Landlord hereunder, the Landlord shall, without further written agreement, be freed and relieved of liability upon such covenants and obligations.

                         ARTICLE 14 - OVERHOLDING TENANT

14.1     NO  TACIT  RENEWAL

In the event the Tenant remains in possession of the Leased Premises after the end of the Term and without the execution and delivery of a new lease, there shall be no tacit renewal of this Lease or the Term hereby granted and the Tenant shall be deemed to be occupying the Leased Premises as a Tenant from month to month, at a monthly rent payable in advance on the first day of each month equal to the sum of:

(a) 12.5% of the portion of Annual Rent payable during the last month of the Term;

(b)     a  proportionate  part  of  the  Additional  Rent;
and otherwise upon the terms, conditions and provisos as are set forth in this Lease insofar as the same are applicable to a month to month tenancy.

                         ARTICLE 15 - LEGAL RELATIONSHIP

15.1     NO  PARTNERSHIP

It is understood and agreed that nothing contained in the Lease nor in any acts of the parties hereto shall be deemed to create any relationship between the parties hereto other than the relationship of landlord and tenant.

15.2     SEVERAL  TENANTS

Should the Tenant comprise two or more persons each of them and not one for the other or others, shall be jointly and severally bound with the other or others, for the due performance of the obligations of the Tenant hereunder. Where required by the context hereof the singular shall include the plural and the masculine gender shall include either the feminine or neuter genders, as the case may be, and vice-versa.

15.3     SUCCESSORS,  ETC.

Subject to the provisions of the Lease respecting assignment by the Tenant, this indenture shall enure to the benefit of and be binding upon the Landlord, its successors and assigns and the heirs, executors, administrators and other personal legal representatives, successors and assigns of the Tenant.

                               ARTICLE 16 - NOTICE

16.1     NOTICE

Any notice, demand, request, consent or objection required or contemplated to be given or made by any provision of this Lease shall be given or made in writing and may be delivered personally or sent by registered mail posted in Canada, postage prepaid, addressed to the Landlord at:

c/o  Colliers  Macaulay  Nicolls  Inc.
15th  Floor,  Granville  Square
200  Granville  Street
Vancouver,  BC  V6C  3B2

or  addressed  to  the  Tenant  at:

Quotescanada  Financial  Network  Inc.
#701-889  W.  Pender  St.
Vancouver,  B.C.  V6B  1N2

or to such other address of which either party may from time to time notify the other in writing. At the option of the Landlord any notice may be delivered to the Tenant at the Leased Premises. The time of giving or making such notice, demand, request, consent or objection shall be if delivered, when delivered, and if mailed in any city in British Columbia as aforesaid, then on the second business day after the day of mailing thereof (exclusive of Saturdays, Sundays and statutory holidays and on any day on which mail is not regularly picked up, transmitted or otherwise dealt within the locality in which the notice is posted or is not regularly dealt with or delivered in the locality to which it is addressed or is not regularly transported between such localities). If in this Lease two or more persons are named as Tenant such notice, demand, request, consent or objection shall be sufficiently given or made if and when the same shall be given to any one of such persons. All payments required to be made by this Lease shall be addressed as provided for in this Article unless otherwise directed by the Landlord.

                         ARTICLE 17 - GENERAL CONDITIONS

17.1     GARBAGE,  DEBRIS,  REFUSE

No debris, garbage, trash or refuse shall be placed or left, or be permitted to be placed or left in, or upon any part of the Building outside of the Leased Premises.

17.2     COMPLIANCE  WITH  LAWS

At the sole cost and expense of the Tenant, the Tenant shall abide by and comply with all applicable laws, by-laws and regulations of competent governmental authorities and the Leased premises shall be kept by the Tenant in a clean and sanitary condition in accordance with the laws of the municipality in which the Building is located and in accordance with all directions, rules and regulations of the health officer, fire marshal, building inspector or other proper officers of that municipality, other agencies and governments having jurisdiction and the insurer of the Landlord; in the event that the Tenant fails to comply with the foregoing provisions the Landlord may rectify the situation and collect the expense for such work from the Tenant in the same manner as arrears of rent.

17.3     NUISANCE

The Tenant shall not use or permit any part of the Leased Premises to be used in such manner as to cause a nuisance nor to cause or permit annoying noises or vibrations or offensive odours.

17.4     RULES  AND  REGULATIONS

The Tenant covenants that it will abide by any and all reasonable rules and regulations which may from time to time be established by the Landlord for the Building. The Landlord shall communicate such rules and regulations to the Tenant in writing and after such communication such rules and regulations shall be deemed to be an integral part of the Lease. The rules and regulations set forth in Schedule "C" annexed hereto shall be the rules and regulations in force until amended by the Landlord and notice thereof is given to the Tenant in writing.

17.5     DELIVERY  OF  POSSESSION

If this Lease is terminated prior to the end of the Term then the rental and any other payments for which the Tenant is liable under this Lease shall be apportioned and paid in full to the date of such termination, and the Tenant shall immediately deliver up vacant possession of the Leased Premises to the Landlord.

17.6     SERVICE  INTERRUPTIONS

The Landlord does not warrant that any service or facility provided by the Landlord hereunder will be free from interruptions caused or required by maintenance, repairs, renewals, modifications, strikes, riots, insurrections, labour controversies, force majeure, Acts of God or other cause or causes beyond the Landlord's care or control. No such interruption shall be deemed an eviction nor disturbance of the Tenant's enjoyment of the Leased Premises or any other part of the Building nor render the parties from their obligations under this Lease, provided that the Landlord shall without delay take all reasonable and practical steps within its power to remove the cause of such interruptions. The Tenant shall not connect electrical equipment for heating, ventilating or conditioning constitution a load greater than one watt per square foot without the consent of the Landlord.

                      ARTICLE 18 - MISCELLANEOUS PROVISIONS

18.1     NO  OFFER

Notwithstanding that the Tenant is permitted to go upon the Leased Premises, that this Lease may be presented to the Tenant otherwise than fully executed, or that an installment of Annual Rent may be received by the Landlord, no option, reservation or other right shall be created for the benefit of the Tenant until such time as the Landlord shall have delivered to the Tenant either its written acceptance of the Tenant's offer to lease or a fully executed copy of this Lease.

18.2     MANAGEMENT  OF  BUILDING

The Tenant acknowledges to the Landlord that the Building may be managed by such party as the Landlord may in writing designate and to all intents and purposes the manager of the Building shall be the party at the Building authorized to deal with the Tenant on behalf of the Landlord, though no such dealing shall modify or affect the terms of this Lease unless such dealing is confirmed in writing by the Landlord and the Tenant.

18.3     SHOWING  LEASED  PREMISES

The Landlord may at any time within six (6) months before the end of the Term enter the Leased Premises and bring others at all reasonable hours for the purposes of offering the same for rent and the Landlord may place upon the Leased Premises or elsewhere in or on the Building a notice that the Leased Premises are available for lease.

18.4     OPTION  TO  RENEW

Intentionally  deleted.

18.  5     TENANT  INFORMATION  GUIDELINE

The Tenant acknowledges having received from the Landlord a copy of the Tenant Information Guideline, a copy of which is attached hereto and marked Schedule "D" to this agreement and covenants with the Landlord to abide by the Tenant Information Guideline or any amendments which may be made thereto from time to time.

18.6     TIME  OF  ESSENCE

Time  shall  be  of  the  essence  of  this  Lease.

18.  7     CAPTIONS

The captions appearing in the margin of this Lease and the descriptions of articles have been inserted as a matter of convenience and for reference only and in no way define, limit or enlarge the scope of meaning of this Lease or any provisions hereof.

18.8     GOVERNING  LAW

This Lease shall be construed and governed by the laws of the Province of British Columbia. Should any provision or provisions of the Lease and/or its conditions be illegal or not enforceable it or they shall be considered separate and severable from the Lease and its remaining provisions and conditions shall remain in force and be binding upon the parties hereto as though the said provision or provisions or conditions had never been included.

18.9     STRATIFICATION

The Tenant consents and agrees to the proposed stratification of the Building in which the Leased Premises are situate and covenants with the Landlord to execute all necessary waivers, consents or documents as may be required by the Landlord in order to achieve complete stratification aforesaid under the Condominium Act, Land Title Act and all other relevant statutes governing the process of stratification, including those regulations and policies as may be required by the Office of the Superintendent of Insurance, Brokers and Real Estate, Ministry of Corporate Affairs, Province of British Columbia, The Tenant further covenants to execute a consent to stratification of the Building in which the Leased Premises are situate if and when required by the City of Vancouver.

18.10     ENTIRE  AGREEMENT

The Tenant acknowledges that there are no representations made by the Landlord which are not set out in the Lease and the Offer to Lease. The Tenant further acknowledges that the Lease and the Offer to Lease constitute the entire agreement between the Landlord and the Tenant and may not be modified except as herein explicitly provided or except by subsequent agreement n writing duly signed by the Landlord and the Tenant.

18.11     AREA  CERTIFICATION

The size of the Area of the Leased Premises and the Gross Leasable Area shall be that area certified by the architect or surveyor for the Building determined by the Landlord from time to time.

18.12     IMPROVEMENTS

Where, after substantial completion of the Building, the Landlord is required by law or a competent authority to make improvements to the Leased Premises, then in each Lease Year of the Term after completion of such improvements (but not after the cost thereof has been repaid to the Landlord), the Tenant shall pay ten percent (10%) of the cost of the Landlord of making such improvements, and if the Landlord is required to make similar improvements to other premises of the Building at the same time, the cost of so doing shall be reasonably apportioned by the Landlord to each of the premises so improved.

18.13     LANDLORD'S  WORK

The  Landlord  shall  provide  at  its  expense  to  base  building  standard:

(a)     Ensure  all  T-bar  ceiling  tiles  are  in  good  repair.
(b)     Ensure  all  exterior  window  coverings  are  in  good  repair.
(c)     Replace  or  clean  all  damaged  or  dirty  light  fixtures.
(d)     Steam  clean  carpets.

18.14     LEASEHOLD  IMPROVEMENTS

The Leased Premises are leased on an "as is" basis. Any alterations the Tenant wishes to carry out shall comply with the terms of the Lease and the Tenant shall obtain any applicable approvals of the local Municipal Authority and of the Landlord's architects, mechanical, electrical, and structural consultants, at the Tenant's cost.

                            ARTICLE 19 - DEFINITIONS

19.1

In this Lease (including this Article) unless there is something in the subject matter or in the context inconsistent therewith, the parties hereto agree that:

(a) "Additional Rent" means the rental payable by the Tenant pursuant to clauses 2.1(b), (c), (d) and 18.12.

(b) "Annual Rent" means the annual rental payable by the Tenant pursuant to clause 2.1(a).

(c) "Area of the Leased Premises" means the area (expressed in square feet) of the Leased Premises calculated as follows:

(i) in the case of a multi-tenant floor, the Net Rentable Area plus an amount equal to the product of the fraction having as its numerator the Net Rentable Area of the Leased Premises on the floor and as its denominator the sum of the Net Rentable Areas of such floor, multiplied by the total area of the Service Area of such floor;

(ii) in the case of a single-tenant floor, measured from the inside finish of permanent outer walls or the glass line if at least fifty percent (50%) of the outer Building wall is glass, and including all space inside such walls less stairs, shafts, flues, and vertical ducts within their enclosing walls, without deduction for columns and projections necessary to the Building, and in additional one hundred percent (100%) of the area of all balconies on such floor.

(d) "Building" means the Property and all buildings, improvements and facilities located thereon from time to time.
(e)     "Building  Operating  Cost"  means:

(i) the total of all reasonable expenses in the complete operation and maintenance of the Building and the Property and shall include, without limiting the generality of the foregoing, the cost of providing cleaning, garbage removal, janitor, supervisory and maintenance services, the cost of operating elevators and escalators, the cost of the heating cooling and ventilating all space, the cost of hot and cold water, electricity, telephone and other utilities and services, to all space, the cost of all repairs and replacements to the Building or services including elevators, cost of window cleaning, cost of security and supervision, cost of all insurance for loss of income, liability or fire or other casualty, accounting costs incurred in connection with maintenance and operating including computations required for the imposition of charges to tenants and audit charges for the reporting of charges hereunder, the reasonable rental value of office space (not larger than 250 square feet in area) utilized by the Landlord in connection with the operation and maintenance of the Building, the amount of all salaries, wages and fringe benefits paid to employees engaged in the operation and maintenance of the Building, amounts paid to independent contractors for any services in connection with such operation and maintenance, the cost of direct supervision and of management and other expenses to the extent allocable to the operation and maintenance of the Building, the cost of any management fees and managing agents' fees and all other expenses of every nature incurred in connection with the operation and maintenance of the Building;

(ii) but shall not include Municipal Tax Cost, debt service, depreciation, expenses properly chargeable to capital account, and fees in connection with leasing and rental advertising;

(iii) and there shall be allowed as a deduction the proceeds of insurance relating to Insured Hazards actually recovered by the Landlord, and the amount of any charges for services and utilities actually received by the Landlord where such charges are recovered from tenants.

(f) "Current Office Municipal Tax Cost" means Office Municipal Tax Cost for any Lease Year.

(g) "Current Office Operating Cost" means Office Operating Cost for any Lease Year.

(h) "Gross Office Leasable Area" means the aggregate floor area (expressed in square feet) which may be rented for office purposes whether rented or not calculated as if the office area were fully rented and each floor had a single tenant in the manner set out in the definition of Area of the Leased Premises.

(i) "Insured Hazards" means fire and such other perils which are covered by insurance policies taken out by or on behalf of the Landlord in connection with the Building and which policies are in force at the time of any incident in relation thereto.

(j) "Lease" means this indenture and all schedules attached hereto, and the rules and regulations made from time to time by the Landlord under the provisions of Article 17.4.

(k) "Lease Year" means a twelve (12) month period commencing with the first day of January in one calendar year and ending on the last day of December in that calendar year, providing that the first Lease Year shall commence on the Commencement Date of the Term and end on the last day of December next following and the last Lease Year shall end on the last day of the Term or a renewal term, if any, of this Lease and commence on the first day of January preceding that date. The Landlord may change the beginning and ending dates of the Lease Year from time to time and create Lease Years containing less than twelve (12) calendar months, costs shall be pro-rated as determined by the Landlord, to make any calculation required hereunder.

(l) "Leased Premises" means that portion of the Building, which portion is shown outlined in red on the plan annexed hereto as Schedule "A".

(m) "Municipal Tax Cost" means the total, without duplication, of sums paid by the Landlord in respect of Municipal Taxes, and where the Lease Year is not coterminous with the period for calculation of Municipal Taxes, Municipal Taxes shall be allocated to Municipal Tax Cost on a monthly basis.

(n) "Municipal Taxes" means the aggregate of all taxes, local improvements or similar rates, duties, assessments and charges, municipal realty taxes, water taxes, school taxes, or any other taxes, rates, duties, assessments, both general and special, levied or imposed by any level of government whether municipal, provincial or federal upon or in respect of the Building.

(o) "Net Rentable Area" means in the case of a floor with more than one tenant, the area expressed in square feet measured from the inside finish of permanent outer walls or the glass line if at least fifty percent (50%) of the outer Building wall is glass, to the office side of corridors or other permanent partitions, and to the centre of partitions that separate the Leased Premises from adjoining rentable areas, without deduction for columns and projections necessary to the Building, and, in addition, one hundred percent (100%) of the area of all balconies adjoining the Leased Premises, if any.

(p) "Normal Business Hours" means the hours from 8:00 a.m. to 6:00 p.m. Monday to Friday and the hours from 8:00 a.m. to 1:00 p.m. Saturdays, holidays excepted.

(q) "Office Operating Cost" means utilities and other expenses attributable to the operation and use of leased premises that are not included under Operation Building Cost. If such utilities and other expenses were attributable to a group of tenants in the Building the Landlord shall determine the proportion for each tenant on a reasonable and consistent basis in accordance with sound accounting principles.

(r) "Office Municipal Tax Cost" means that part of Municipal Tax Cost attributable to the Leased premises but without limiting the generality of the foregoing, any business tax, machinery tax and such other taxes as may be levied and assessed by the City of Vancouver, provided that the same are not included or payable under Municipal Taxes. In the event that the foregoing Municipal Tax Cost is attributable to a number of tenants in the Building, the Landlord shall pro-rate the same to each tenant on a reasonable and consistent basis in accordance with sound accounting principles.

(s) "Property" means the lands in the Province of British Columbia, more particularly described in Schedule "B" annexed hereto.

(t) "Structural" means pertaining only to foundation, beams and columns (but not including exterior cladding of brick, concrete or any other material) and roof structure (but not including any roofing or roof membrane).

(u) "Service Area" means the area of corridors, elevator lobbies, washrooms, air-cooling rooms, janitor's closets, telephone and electrical closets, and other areas serving the Leased Premises.

(v) "Taxing Authority" means any duly constituted government authority whether federal, provincial, municipal or otherwise legally empowered to impose taxes, rates, assessments or charges on, upon or in respect of the Building.

(w) "Term" means the term of this Lease set forth in clause 1. I and any extension thereof.

                             ARTICLE 20 - GUARANTEE

20.1

     Intentionally  deleted.

                        ARTICLE 21     ADDITIONAL CLAUSES

21.1     EARLY  TERMINATION

The Tenant shall have the one time only option to cancel this Lease during the month of September, 2001. This option may be exercised by giving the Landlord six (6) months prior written notice of its intention to terminate the Lease. If this option is exercised, the Tenant will pay to the Landlord one (1) month of the then gross rent, plus GST, for the Premises at the time of giving notice.

21.2     EARLY  ACCESS

The Tenant shall have access to the Leased Premises seventy-six (76) days prior to the Commencement Date. During this period, the Tenant shall not be obligated to pay any Basic Rent or Additional Rent, but shall abide by all other terms of this Lease.

21.3     SURRENDER  OF  LEASE  FOR  SUITE  701

The lease dated the 9th day of November, 1999 between the Landlord and Quotescanada.com, a subsidiary company to the Tenant, shall be surrendered at of midnight on January 14, 2000, and the execution of this lease shall be sufficient to effect that surrender and its acceptance by the Landlord.

IN WITNESS WHEREOF the parties have executed this Lease as of the date first above written, and in the case of each corporate party its seal was affixed in the presence of its duly authorized officers.

                                          )
                                          )

The  Corporate Seal of S & B OCTAGON PROPERTIES CANADA LTD. was hereunto affixed
in  the  presence  of:     )

     )
     )

Authorized  Signatory     )
     )
     )

Authorized  Signatory     )     C/S


                                          )
                                          )

The  Corporate  Seal of QUOTESCANADA FINANCIAL NETWORK INC. was hereunto affixed
in  the  presence  of:     )

     )
     )

Authorized  Signatory     )

     )
     )

Authorized  Signatory     )     C/S

                             889 WEST PENDER STREET
                              VANCOUVER, BC V6P 3Y5

                         SCHEDULE "A" - PLAN OF PREMISES

                             889 WEST PENDER STREET
                              VANCOUVER, BC V6P 3Y5

                  SCHEDULE "B" - DESCRIPTION OF LEASED PREMISES

The Leased Premises have an area of approximately one thousand nine hundred (1,900) square feet, and are located on the sixth (6th) floor of that Building with a civic address of 889 West Pender Street, Vancouver, British Columbia, which Building is located on that Property legally described as:
     City  of  Vancouver
     Lots  19  and  20,  Block  21,  District  Lot  541,  Plan  210

                             889 WEST PENDER STREET
                              VANCOUVER, BC V6P 3Y5

                      SCHEDULE "C" - RULES AND REGULATIONS

The Tenant shall observe the following Rules and Regulations (as amended, modified or supplemented from time to time by the Landlord as provided in the Lease):

1. The Tenant shall not use or permit the use of the Leased Premises in such manner as to create any objectionable noises or other nuisance or hazard, or breach any applicable provisions of municipal bylaws or other lawful requirements applicable thereto or any requirement of the Landlord's insurers, shall not permit the Leased Premises to be used for cooking (except with the Landlord's prior written consent) or for sleeping, shall keep the Leased Premises tidy and free of rubbish, shall keep the Leased Premises free from rodents, insects and pests of all types, shall deposit rubbish in receptacles which are either designated or clearly intended for waste and shall have the Leased Premises at the end of each business day in a condition such as to facilitate the performance of the Landlord's janitor services in the Leased Premises.

2. The Tenant shall not abuse, misuse or damage the Leased Premises or any of the improvements or facilities therein, and in particular shall not deposit material in any plumbing apparatus or use it for other than purposes for which it is intended, and shall not deface or mark any walls or other parts of the Leased Premises.

3. The Tenant shall not perform, patronize or (to the extent under its control) permit any canvassing, soliciting or peddling in the Building, shall not install in the Leased Premises any machines vending or dispensing refreshments or merchandise and shall not permit food or beverages to be brought to -the Leased Premises except by such means, at such times and by such persons as have been authorized by the Landlord.

4. The entrances, lobbies, elevators, staircases and other facilities of the Building are for use only for access to the Leased Premises and other parts of the Building and the Tenant shall not obstruct or misuse such facilities or permit them to be obstructed or misused by its agents, employees, invitees or others under its control.

5. No safe or heavy office equipment shall be moved by or for the Tenant unless the consent of the Landlord is first obtained and unless all due care is taken. Such equipment shall be moved upon the appropriate steelbearing plates, skids or platforms and subject to the Landlord's direction, and at such times, by such means and by such persons as the Landlord shall have approved. Hand trucks and similar appliances shall be equipped with rubber tires and other safeguards approved by the Landlord, and shall be used only by prior arrangement with the Landlord.

6. The Tenant shall permit and facilitate the entry of the Landlord, or those designated by it, into the Leased Premises for the purpose of inspection, repair, window cleaning and the performance of other janitor services, and shall not permit access to main heater ducts, janitor and electrical closets and other necessary means of access to mechanical, electrical and other facilities to be obstructed by the placement of furniture or otherwise. The Tenant shall not place any additional locks or other security devices upon any doors of the Leased Premises without the imposed by the Landlord for the maintenance of necessary access.

7. The Landlord may require that all or any persons entering and leaving the Building at any time other than normal business hours satisfactorily identify themselves and register in books kept for the purpose and may prevent any person from entering the Leased Premises unless provided with a key thereto and a pass or other authorization from the Tenant in a form satisfactory to the Landlord any may prevent any person removing any goods therefrom without written authorization.

8. The Tenant shall refer to the Building only by the name from time to time designated by the Landlord for it and shall use such name only for the business address of the Leased Premises and not for any promotion or other purpose.

9. The Tenant shall not interfere with window coverings installed upon exterior windows, and shall close or (if such window covers are remotely controlled) permit to be closed such window coverings during such hours from dusk to dawn as the Landlord may require, and shall not install or operate any interior drapes installed by the Tenant so as to interfere with the exterior appearance of the Building.

10. The foregoing Rules and Regulations, as from time to time amended, are not necessarily of uniform application, but may be waived in whole or in part in respect of other tenants without affecting their enforceability with respect to the Tenant and the Leased Premises, and may be waived in whole or in part with respect to the Leased Premises without waiving them as to future application to the Leased Premises, and the imposition of such Rules and Regulations shall not create or imply any obligation of the Landlord to enforce them or create any liability of the Landlord for their non-enforcement.

                             889 WEST PENDER STREET
                              VANCOUVER, BC V6P 3Y5

                   SCHEDULE "D" - TENANT INFORMATION GUIDELINE
I.     GENERAL

1. This Tenant Information Guideline is prepared to assist and introduce the Tenant and his architect or contractor to the basic 889 West Pender Street building design, systems and building regulations. The utilization of these guidelines will enable the Tenant and his agents to avoid unnecessary delays, alterations and expenses, thus resulting in an earlier occupancy schedule. This Tenant Information Guideline is to be read in conjunction with and forms part of the Lease document. In the event of any conflict between the Information Guideline and the Lease, the provisions of the Lease shall prevail.

2.     The  Landlord:  The  Landlord  is:

S  &  B  OCTAGON  PROPERTIES  CANADA  LTD.
Suite  3  08,  65  0  West  41  St  Avenue
Vancouver,  BC  V5Z  2M9
Tel:     (604)  266-1988

3.     Tenant  Co-ordination:

The Tenant and his agents shall address all requests for information and approvals to:

Tenant  Co-ordinator
S  &  B  Octagon  Properties  Canada  Ltd.
c/o  Mr.  William  H.  Lim
Suite  308,  650  West  41st  Avenue
Vancouver,  BC  V5Z  2M9
Tel:     (604)  266-1988

4.     Landlord  Consultants:

Project  Management  Consultants:

E.  W.  HAMILTON  LTD.
Suite  205,  No.  1  Alexander  Street
Vancouver,  BC  V6A  1B2
Tel:  (604)  669-8994

Interior  Design  Consultants:

GROUP  5  DESIGN  CONSULTANTS
1305  West  Georgia  Street
Vancouver,  BC  V6E  3K6
Tel:     (604)  681-8155

Architect  (Base  Building):

HAMILTON  DOYLE  ARCHITECTS
1200  Burrard  Street
Vancouver,  BC  V6Z  2C7
Tel:  (604)  669-2621

Structural  Engineers:

MARTIN  GLOTMAN  ENGINEERING  LTD.
1008  Homer  Street
Vancouver,  BC  V6B  2X1
Tel:  (604)  684-2568

Mechanical  Engineers:

STERLING  COOPER  &  ASSOCIATES
1777  West  8th  Avenue
Vancouver,  BC  V6J  1V8
Tel:  (604)  734-9338

Electrical  Engineers:

ARNOLD  NEMETZ  ENGINEERING  LTD.
2083  West  4th  Avenue
Vancouver,  BC  V6J  1N3
Tel:     (604)  736-6562

II.     BASE  BUILDING  CONSTRUCTION

1. The base building construction shall consist of all the structural, mechanical systems, electrical systems and architectural finishes, included in the basic constructions contract between the Landlord and his contractor.

2. Any alterations or additions to the base building construction that may be required to accommodate Tenant office layout shall be subject to the approval of the Landlord and shall then be carried out by the Landlord's designated contractor, under the supervision of the Landlord's Consultants, at the Tenant's expense. The cost of such work shall include labour, material, applicable taxes, all architectural, engineering and contractors' fees and such reasonable fee for supervision as the Landlord may charge.

3.     Tenant  Information  Drawings
The Landlord shall provide one set of base building information drawings indicating all the major elements of a typical floor to the Tenant. Any additional drawings that may be required by a Tenant shall be provided, upon request, at the Tenant's expense.

4.     Work  Done  By  Landlord  For  Tenant
Any work, equipment or services provided by the Landlord on behalf of the Tenant shall be authorized in writing by the Tenant on the form provided by the Landlord and shall be paid by the Tenant as follows:

(a) Thirty-five (35%) percent of the amount payable by the Tenant as estimated by the Landlord shall be paid to the Landlord by the Tenant at the time the Tenant authorized the Landlord's assistance;

(b) The Tenant shall pay the balance of the amount payable by the Tenant for Landlord's assistance forthwith upon receipt of monthly invoices rendered by the Landlord in connection with such Landlord's assistance; and

(c) The Tenant shall pay interest at a rate of two (2%) percent per month [twenty-four (24%) percent per annum], calculated monthly, on any amount for which the Landlord has issued an invoice and the Tenant has not paid in fifteen
(15)  days.

III.     TENANT  DRAWING  REQUIREMENTS

1.     Tenant  Designer

(a) The Tenant shall engage an architect or a certified designer to prepare all and tiny drawings which are necessary for the construction of the Tenant's leasehold Improvements and the approval of the Landlord or any other regulatory bodies having jurisdiction. The Landlord may request the Tenant or his agent to produce additional drawings and information which in the Landlord's opinion may be necessary to identify and describe the nature of the intended improvements,

(b) The Tenant and his agent shall inform himself regarding by-law and code requirements before preparing drawings.

(c) By giving approval to such plans, the Landlord or his consultants do not waive the Tenant's responsibility to ensure that any and all Tenant improvements meet building standard and authorities having jurisdiction with respect to design and construction.

2.     Approval  Of  Tenant  Drawings

(a)     Submission  of  Preliminary  Drawings
The Tenant or his agent shall submit two (2) prints of his preliminary drawings showing proposed office layout for the preliminary approval of the Landlord. Tenant preliminary drawings will be checked from the standpoint of physical compatibility and any problems encountered shall be returned to the Tenant or his agent for solution. Preliminary approval shall be obtained from the Landlord prior to commencement of final design and tender documents.

(b)     Submission  of  Final  Drawings  and  Specifications
The Tenant or his agent shall submit five (5) copies of complete working drawings and specifications for final approval by the Landlord at least sixty
(60) days prior to the Tenant's occupancy date. The drawing sheet size shall be a minimum of 24" x 36" consistent.

Documents to be submitted by the Tenant will be required to show all appropriate and necessary details so as to fully describe and accurately specify all aspects of Tenant's Work in relationship to Landlord's Work and will consist of the following:

(i) Floor Plan at 1/8" = 1'0" scale, indicate the Tenant area in relationship to the corridors, stairs, elevators, partitions, doors, etc.

(ii) Telephone and Power Outlet Plan at 1/8" - 1'0" scale indicate with dimensions, location of all telephone and power outlets.

(iii) Reflected Ceiling Plan at 1/8" - 1'0" scale, indicate partition layout, baffles, supply air diffusers, lights, sprinklers, etc.

(iv) Sections & Details at 3" - 1'0" scale, indicate partition details, baffles, doors, etc.

(v)     Specifications:  Indicate  all  elements.

(vi) Room Finish, Door & Hardware Schedule - Indicate all elements including keying which must be to building standard.

(vii)     Mechanical  Drawings  &  Specifications:  compatible  with  the above.

(viii)     Electrical  Drawings  &  Specifications:  compatible  with the above.

(c) Indicate the number of persons who shall occupy each office and state the functions of each room to guide the Landlord's consultants, especially regarding mechanical modifications.

(d) The design live floor load is 70 pounds per square foot (including partitions) for typical floors and any special floor loadings must be identified for review by the Landlord's Consultants.

(e) The Tenant or his agent is responsible for obtaining all necessary permits and approvals; such as Building Department, Health Department, Fire Marshall and Ministry of Labour. The Tenant or his agent shall post evidence with the Landlord, proof of building permit and approvals as received from all regulatory bodies having jurisdiction prior to the commencement of Tenant's construction.

(f) The Landlord shall engage the base building mechanical and electrical consultants to design and supervise all mechanical and electrical modifications and additions to the base building systems to accommodate the Tenant office layout requirements, at the Tenant's expense.

(g) The Landlord shall engage, at the Tenant's expense, the Landlord's designated contractors, for any mechanical and electrical modifications and additions; all in accordance to base building consultants supplementary drawings to ensure physical compatibility, guarantees and warrantees to base building elements.

IV.     THE  TENANT  CONTRACTOR(S)  REQUIREMENTS

1. The Tenant shall engage his own contractor(s) except for mechanical and electrical modifications to base building elements as noted above, to execute the Tenant leasehold improvements.

2.     The  Tenant  contractor(s)  are  subject  to  the  following  conditions:

(a) The Landlord reserves the right to approve all construction work carried out by the Tenant's contractors to ensure its compliance with approved drawings and building standards.

(b)     Be  approved  by  the  Landlord  prior  to  award  of  contract(s).

(c) Prior to start of work, furnish evidence that they are adequately and properly covered by insurance according to the following terms:

(i) The Landlord, the City of Vancouver and all contractors and subcontractors and trades of those insured, engaged in or connected with the construction of the project known as 889 West Pender Street are listed as additional named insureds on all policies;

(ii) A Comprehensive General Liability policy be in force covering the work, with a limit to any one occurrence of $3,000,000.00. The policy shall contain a cross liability clause and shall be extended to include non-owned automobiles and blanket contractual liability;

(iii) An "all risk" of physical loss or damage policy be provided covering the total contract price for the Tenant's work;

(iv) An automobile policy be in force covering all owned vehicles, with a minimum limit of $500,000,00;

(v) All policies of insurance relating to Tenant work must be in amounts and in form and with insurers acceptable to the Landlord, including an undertaking by the insurers to give at least thirty (30) days written notice of cancellation or material changes;

(vi) Evidence of the existence of insurance covered referred to in this section must be submitted to the Landlord by means of a Certificate of Insurance from the Contractors' insurers or by a certified copy of the actual policy documents before commencement of Tenant's construction;

(vii) The Tenant may, if he so wishes, provide the aforementioned insurances but shall be bound by the same terms and conditions as herein described.

(d) Furnish written evidence of good standing with the Workers' Compensation Board.

(e) The Tenant contractor(s) shall be restricted to the area of the Leased Premises for all work and storage of materials and equipment.

(f) Arrange for the security of the Tenant leased area and equipment, materials, etc. during the construction period as required.

(g)     Enforce  safety  regulations  during  the  construction  period.

(h) Observe normal working hours, 7:30 a.m. to 4:00 p.m., Monday to Friday, unless permission is obtained in writing from the Landlord.

(i) Provide and maintain adequate first aid and fire prevention facilities during the construction period.

(j)     The  Tenant  contractor(s) shall give the Landlord, at least forty-eight
(48) hours advance noticed to reserve the use of the Landlord's elevator facilities for tenant's construction materials and equipment. Provide adequate protection to all finished surfaces of elevators; upon completion of each use clean down and make good any damage to all surfaces. All materials and deliveries must be scheduled and delivered at parking deck level. No deliveries will be allowed at ground floor entrance or at loading dock level at grade off lane.

(k) Remove all garbage and debris from the Tenant premises in sealed containers.

(l)     Do  not  penetrate  or  fix  to  the  exterior  wall  or  windows.

(m) Protect all finishes to basic building elements and reimburse the Landlord the cost to make good any damages.

(n) Stack drywall over main beams at column lines. Piles not to exceed 12" in height.

(o) All noisy work such as coring and drilling must be carried out during non-business hours and the tenant contractor(s) shall obtain the Landlord's approval in advance of such work.

3.     Commencement  of  Tenant's  Work

Tenant's work in the leased premises shall commence subject to the following conditions!

(a) The Tenant's final working drawings shall have been approved by the Landlord,

(b) The Tenant shall have obtained all necessary approvals and permits from all regulatory bodies having jurisdiction over Tenant's work and evidence of all such approvals and permits shall be provided to the Landlord's tenant coordination office,

(c) The Tenant's contractor and sub-contractors shall have been approved by the Landlord's tenant co-ordination office prior to commencement of Tenant's work.

(d)     The Tenant's contractor shall furnish proof of insurance as noted above.

(e) The Tenant shall be provided a turnover document outlining regulations and procedures for Tenant contractors and sub-contractors on the jobsite.

4.     Damage  to  Base  Building

Any damage or deterioration to the base building structure, services or finishes both inside or outside, above grade or below grade as a result of Tenant improvements caused by Tenants' contractors or sub-contractors shall be repaired, replaced or made good to the complete satisfaction of the Landlord, Alternatively the Landlord shall make good any and all damaged areas and charge the Tenant accordingly.

V.     BUILDING  SERVICES  FEE

The Tenant and his agent shall include in their Tenant leasehold improvement budget an allowance for building services for the use of the following Landlord's facilities:

-     elevator  facilities;
-     hydro  consumption;
-     water;
-     toilets.

The building services fee shall be computed at the rate of $0.50 per square foot of leased area and payable to the Landlord within ten (10) calendar days of turnover of this leased area.

The  facilities  shall  be  limited  to  the  following  terms  and  conditions:

(a) Elevator facilities - operational during normal working hours (7:30 a.m. to 4:00 p.m.); forty-eight (48) hours advance reservation required. After hours, elevator use available by advance reservation only.

(b) Hydro Consumption - 15 amp. duplex receptacles are available in the main building core.

(c)     Water  -  available  at  locations  designated  by  Landlord.

(d)     Toilet  -  available  at  locations  designated  by  Landlord.

VI.     LANDLORD'S  BASE  BUILDING  AND  FINISHES

1.     Ceiling

Ceilings in typical rental areas shall be a suspended T-Bar system on a 5'0" x 5'0" grid for ceiling tile and l'0" x 5'0" recessed fluorescent light fixtures.

The  Landlord  shall  install  the  acoustic  tile:

Fluorescent light fixtures removed by the tenant or tenant's contractor remain the property of the landlord and shall be stored in a location oil the site designated by the Landlord.

Floor  to  Ceiling  Heights  -  2nd  to  8th  Floors  -  8'6

2.     Floors

The  floor  shall  be  smooth  troweled  concrete  ready  for  finish by Tenant.

3.     Doors  (on  Multiple  Tenant  Floor  Only)

The Landlord shall provide demising building standard doors (solid core oak veneer wood 3'0" x full height) in solid oak 20 minute rated wood frames. All doors shall be equipped with building standard lockset keyed to the building standard key-code and master-key System. Doors are to be completed with the following hardware:

1  only  lockset  -  8G05  x  0B  x  C10B  GMK
2  only  pair  butts  -  BB179-C-20  x  4.5  x  4
1  only  closer  -  EB  1230-0
1  only  floor  stop  -  200  x  C10B

As an alternative to the standard single door application, the Landlord will install a combination wood door and glazed sidelight in wood frames at Tenant's cost.

4.     Keys  &  Cylinders

The Landlord shall provide building standard cylinders and two keys for each demising door key-coded to the building's master key system. Additional keys shall be ordered from the Building Manager at Tenant's cost.

5.     Demising  Partitions  (On  Multiple  Tenant  Floor  only)
The Landlord shall provide building standard demising partitions to delineate the Tenant's leased premises which shall be composed of 2.5" steel studs, 2.5" batt insulation fill, 1 only 0.5" layer of drywall each side; taped, filled and ready for Tenant's finish. Deviations will be allowed in finishes on the Tenant's side of the demising partitions, subject to the Landlord's approval and at the Tenant's expense.

6.     Core  Wall  &  Columns

Finish on core walls and columns shall be drywall ready for painting or wall covering.

7.     Exterior  Wall

Finish on exterior walls shall be drywall ready for paint finish. Tenants shall not fix to or puncture the exterior drywall membrane for the installation of partitions, furniture, electrical outlets, etc.

8.     Venetian  Blinds

Horizontal venetian blinds to all exterior windows from 2nd to 8th floor, mounted to head of window frame.

9.     Exterior  Glazing

Suncool  bronze  float  double-glazed  thermal  units  in  aluminum  frames.

10.     Parking

Underground parking at the base of the tower, with access off the lane is available on a limited basis. This parking is secured with a key operated overhead rolling gate at the entry. Access to both tower elevators is available from the parking level.

II.     Heating  &  Ventilation

(a) The building is fully air conditioned by a system of water-to-water heat pumps designed to maintain the building at 74 deg. F. and 50% relative humidity in summer, and 70 deg. F. in winter.

(b) The system is designed with eight heat pumps per floor, each with individual thermostat control.

(c) The Central Equipment Room at the roof of the tower contains the Boiler Room and immediately adjacent, the heat extractor or cooling tower.

(d) It may be necessary to provide additional heat pumps and thermostats if required for detailed tenant requirements in office arrangement.

(e) Any equipment generating heat loads in excess of the normal office loads shall be separately serviced by the Tenant by means of individual air conditioning units and/or additional heat pump units.

(f) The ceiling space functions as a return air plenum and recirculation air path must be maintained to all heat pump unit. The fresh air is injected into the ceiling space of each floor and is picked up by the heat pump units for distribution within the space. It is essential that the fresh air supply duct is allowed to supply into all areas of the ceiling, and that the recirculation air from the Tenant areas is not obstructed.

(g) Each of the heat pumps is controlled by an automatic heating cooling thermostat which shall switch the unit from heating to cooling as required. The heat pump blower fan runs continuously during the day. A single time switch shall switch off all heat pumps at 7:00 p.m. (or at any other set time) and they shall cycle as required at night to maintain a night set back temperature. The time switch contains a manual override switch. The night setback thermostat is a tamper-poof design and provided with a label "Night Set-Back" Thermostat". Both the time switch and the override timer are located adjacent to the core.

(h) Any tenant that requires to have operation of the heat pump during the night hours should arrange to be disconnected from the time switch which would allow the heat pump to run on an individual basis.

(i) It should be noted that the fresh air supply fan is also controlled by an automatic time clock and it may not be possible to have a fresh air make-up for any individual tenant area during the night hours.

(j) It is brought to the attention of tenants that the air conditioning system cannot operate at full efficiency until adjustments have been made to the system following tenant partition installations. The comfort level for which the building has been designed may therefore not be fully available in the first period of tenants' occupancy and every effort will be made to bring the systems to their ultimate condition as soon as possible.

(k) A general exhaust system is available for tenant connections at each floor for small exhaust requirements such as interior Conference Rooms, Staff Rooms, etc. Connection to general exhaust system and associated ductwork is to be at tenant's expense.

12.     Office  Tower  Plumbing

A sanitary plumbing connection is stubbed off in the core of each floor. Connections to this capped-off sanitary stack should be maintained as close to the core as possible.

Valved hot and cold water are also provided at the core to service tenant plumbing. (2 sinks and I water closet per floor)

13.     Ground  Floor  Retail  Areas

The design incorporates 4 heat pump units to provide heating and cooling for the retail spaces of the ground floor.

14.     Roof  Top  Equipment  Room

The  Fan  Room/Boiler  Room  on  the  roof  contains  the  following  equipment:

-     Gas-fired  automatic  hot  water  boiler.
-     Domestic  hot  water  tank  for  public  lavatories.
-     Main  pumps.

The fresh air supply unit provides the ventilation requirements for all office floors by delivering a fixed amount of air into the ceiling space. This air supply provides approximately 0.10 CFM of fresh air per square foot of office space.

15.     Life  Safety

(a) The building has been designed under Measure "A" of the Measures for Fire Safety in High Buildings.

(b) The building is fully sprinklered and provided with stand-pipes and hose valves at each floor. Sprinklers are flush type with chrome plates to typical areas.

(c) A smoke shaft has been provided with motorized louvre damper openings into the ceiling space of each floor and a motorized discharge damper at the tope of the shaft.

(d) All fans and louvre dampers are controlled from the central fire control and alarm panel.

(e) Pull stations, fire alarm, heat detectors, smoke detectors and sprinkler flow switches have been provided at each floor. An annunciator panel is located on the ground floor which is monitored 24 hours per day by phone line to outside source.

(f) Emergency lighting has been installed in public areas and is powered by a roof mounted emergency generator. The emergency generator also power other life safety items as noted above.

16.     Lighting

(a) Typical office floor light fixtures shall be a lay-in fluorescent type to suite the 5' x 5' ceiling grid.

(b) Lighting fixtures utilize a system which provides for the least costly method for future additions and/or relocations and affords maximum flexibility. Voltage will be 347,

(c) Basic design lighting level shall be an average minimum of 70 foot candies at desk level on an open floor basis.

(d) Light fixtures shall be 60" x 12" to provide maximum flexibility for location in 5' x 5' grid system. The fixture may be located at 90 or within different modules of ceiling grid, all fluorescent fixtures have K 12 acrylic lens.

17.     Typical  Floor  Power

A ceiling junction boy. grid system at approximately 500 SF is provided throughout the floor areas for Tenant outlet requirements at 120/208 volt, 3 phase, 4 wire. This grid system allows for approximately 1.5 watts of power per 500 SF.

     18.     Telephone  System

(a) Tenants are required to make arrangements directly with B.C. Telephone Co. or others, for the supply and installation of telephone services to their premises.

(b) A roughed-in empty conduit is provided for Tenant telephone system on each office floor from ceiling area into telephone closet for easy access. Distribution of telephone cables within Tenant lease space will be the responsibility of the Tenant. The Tenant has the option of utilizing special fire rated telephone cabling or installing a conduit distribution system.

(c) A telephone room is provided on each floor in the building core. Any additional space of this nature, which the Tenant requires for his use or equipment, must be provided within the leased premises. Any special cooling or ventilation required to accommodate the Tenant telephone equipment shall be provided and paid for by the Tenant.

(d)     The  main  telephone  cable entry room is located in the tower basement.

(e) Note that B.C. Telephone Co. will not life or replace carpet, ceiling tile, etc. and the Tenant contractor must provide for this.

     19.     Structural

General floor framing systems are included in the set of drawings supplied by the Landlord. Unusual loading situation such as filing rooms, safes, computer installations, etc. Must be brought to the attention of the Landlord. The Landlord will not be responsible for any partitioning layout revisions necessitated by unusual loading conditions.

Design  loads  are  as  follows:

Live  Load  -  70  lbs.  per  square  foot  (inclusive  of  partitions)
20.     Mail  Room

The building mail room is located on the main floor with easy access from the elevator lobby.

21.     Tenant  Signage

(a) A building standard identification sign for Tenant's entrance door shall be provided by the Landlord at Tenant's expense.

(b) Tenant identification shall be provided in the main floor lobby directory by the Landlord at Tenant's cost.

(c) Standard base building elevator lobby directional signs shall be provided by the Landlord.

(d) All other Tenant's signage must be approved by the Landlord before installation.

VII.     TENANT  CONSTRUCTION  STANDARDS

1.     Interior  Partitions

The Tenant shall install a partition composed of 2.5" steel studs; 2.5" batt insulation and 0.5" drywall taped, filled and painted, as minimum standard.
2.     Interior  Doors

The Tenant shall install solid core wood full height doors. Variations to suite individual decor shall be subject to Landlord approval.

3.     Locks

Tenants requiring locksets to any offices within the Leased Premises shall ensure the lockset will receive a cylinder with keys coded to the Building's master-key system. The Tenant's designer shall note on the required hardware schedule the appropriate designations for interior locksets and key requirements, subject to the Landlord's approval.

4.     Power

(a) Refer to Landlord information drawings for general location of conduit and wire distribution system in the ceiling space.

(b)     All  power shall originate from circuits in panels on the typical floor.

(c) Extra 120/208 volt, 3 phase, 4 wire power other than that provided through the ceiling junction box system can be installed by the Landlord, if available, at Tenant's expense.

5.     Flooring

The Tenant, where desirable, shall install carpet and special approval surfaces in service areas.

6.     Copying  Machines

Xerox, IBM, or other types of photo copying machines must be non-toxic type and will, usually, require special circuitry and power hook-up. Due to specific nature of such machines, heat generated by these types of equipment require an exhaust duct to be installed. The Tenant shall advise and provide specifications of photo copying machines.

7.     Coffee  Machines

Coffee machines usually require special circuitry and power hook-up. The Tenant shall advise and provide specifications.

8.     Light  Switches
Where a local light switch is desirable to a private office or boardroom, the Tenant shall advise and specify.

9.     Pot  and  Track  Lights

In order to conserve energy, tenants will be permitted to install incandescent pot or track lights to a maximum average of 3 watts inclusive of fluorescent and track lighting per square foot of the leased area. All such lights shall be controlled by local switching.

10.     Tenant  Construction  Clean-up

Upon completion of the Tenant's improvements and before occupancy the Tenant's contractor(s) shall thoroughly vacuum and clean up the Leased Premises, windows (interior only), repair damaged ceiling tiles, etc.
The Landlord recommends the use of the building cleaning contractor to ensure physical compatibility of cleaning materials and standards.

VIII.     INTERIOR  DESIGN  GUIDE

Tenant designers are urged to take maximum advantage of the basic building and its systems and to avoid expense and delay to Tenants when creating their improvement sand restoring them at termination of lease.
This  is  intended  as  a  guide to Tenants and their designers and contractors:

1. Take full advantage of the 5'0" x 5'0" grid to which the ceiling is built and light fixtures.

2.     Keep  ceilings  at  standard  height.

3. Do not request changes to the partitions, doors, ceiling heights or finishes in the rooms in the core (i.e. male and female toilets, vestibules, stairs, janitor, electrical and telephone closets).

4. Ensure that any wall finishing material introduced by a full floor tenant in the elevator lobby does not require changes to the elevator door frames, call buttons or signals. Cladding of door frames with special approved finishes will be permitted to full floor Tenants.

5. Ensure that any floor finish material introduced by a full floor tenant in the elevator lobby does not require changes to the elevator door thresholds.

6. Locate additional washrooms, sinks, etc., as close as possible to the soil stacks to ensure adequate slope of drains.

7. Advise Landlord as soon as possible, and in writing, of any changes required to the base building elements.

8. Do not permit the drilling of holes in the aluminum frames of the windows.

9. Arrange for air return openings in every sound baffle in ceiling plenum above a partition, to permit return of air through the ceiling space to the-return air ducts at the core.

10. Comply with City regulations, with respect to access to Fire Department valve cabinets and acceptable routing through the tenant's premises for person with hose and maximum distance of water throw.